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                                                                    EXHIBIT 16.1



                        [Arthur Andersen LLP Letterhead]


April 2, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated March 29, 2002, of Apache Offshore Investment Partnership to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:      Mr. Roger B. Plank
         Executive Vice President and Chief Financial Officer
         Apache Corporation,
         General Partner of Apache Offshore Investment Partnership